Exhibit 10.3

Cancellation of Lease at 231 South Royal Oaks

Upon signing below, both Landlord and Tenant agree to terminate the lease at 231 South Royal Oaks in Franklin, Tennessee, dated August 28th, 2018, by and between South Royal Oaks Partners, LLC, a Tennessee limited liability company, (“Landlord”), and Franklin Synergy Bank, a Tennessee banking corporation (“Tenant”).
The termination date shall be May 5, 2020, and upon signing, Tenant acknowledges that Landlord returned the security deposit in the amount of twenty-two thousand six hundred forty-one dollars and no cents ($22,641) to the Tenant.

LANDLORD:
SOUTH ROYAL OAKS PARTNERS, LLC

By: /s/ Jason E. Herrington
Title: VP________________

TENANT:
FRANKLIN SYNERGY BANK

By: /s/ J. Myers Jones, III
Title: CEO_____________